Exhibit 10.ii.hh

STORAGE AND HANDLING AGREEMENT

THIS AGREEMENT is made as of the 1st day of November, 2005 between CARGILL LIMITED, having its principal office at PO Box 5900, 300-240 Graham Avenue, Winnipeg, Manitoba R3C 4C5 (“CARGILL”) and MOSAIC CANADA ULC, having its principal office at the Belle Plaine Plant Site, Belle Plaine, Saskatchewan S0G 0G0 (“MOSAIC”).

WITNESSETH:

WHEREAS, MOSAIC desires to have certain of its Product, as hereinafter defined, stored and handled at the Cargill AgHorizons facility located on Highway 316, PO Box 332, Clavet, Saskatchewan S0K 0Y0 (the “FACILITY”) and CARGILL is willing to provide such storage and handling.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set out herein, the parties agree as follows:

1. TERM: The initial term of this Agreement shall begin effective October 1, 2004 and shall expire on September 30, 2007. This Agreement shal1 automatically renew for an indefinite number of successive one (1) year renewal terms at the end of the initial term and each such renewal term unless and until terminated by either CARGILL or MOSAIC upon written notice to the other, effective at the end of the initial term or the then current renewal term, delivered not less than sixty (60) days before the end of the initial term or the then current renewal term. The rates, charges and other terms and conditions during any renewal term shall be the same as the rates, charges and other terms and conditions during the term immediately proceeding that renewal term, unless otherwise agreed by CARGILL and MOSAIC in writing not less than sixty (60) days before the beginning of that renewal term.

Notwithstanding any other provision contained herein, in the event at any time MOSAIC determines that the service provided by CARGILL does not meet MOSAIC’S expected standards, MOSAIC may provide CARGILL with prior written notice of the deficient service. Upon 3 such written notifications to CARGILL by MOSAIC, MOSAIC may, at its option, terminate this Agreement at the end of the current contract year, with no penalties payable by MOSAIC. Contract year is defined as October 1st through September 30th.

Upon termination or expiration of this Agreement, MOSAIC agrees to remove all of its Product from the FACILITY. Should MOSAIC fail to so remove its Product, CARGILL shall bill and MOSAIC shall pay a fee of $2.00 per ton per month for each ton of Product remaining. Such fee shall be in addition to the Handling Rates herein stated.

2. PROVISIONS AND FACILITIES: CARGILL shall provide adequate exclusive, segregated storage space with a capacity of at least 8,500 metric tonnes (MT) and another segregated storage space with a capacity of 12,500 MT which will store the following fertilizer products (collectively, the “Product”) at the Facility:

MES15:  8,500 MT

MAP:   12,500 MT

CARGILL may store up to 6,000 MT MES15 AND 2,000 MT MAP for a defined period of time in accordance with the MOSAIC Purchase Contract.

CARGILL shall not store MOSAIC’s Product at any other location without MOSAIC’S prior written consent. If such consent is provided, such other locations shall be the designated “Facility” hereunder. CARGILL shall not commingle MOSAIC’s Product with any other product without MOSAIC’s prior written consent.

3. STORAGE AND HANDLING: Product received by CARGILL and stored hereunder shall be delivered to CARGILL by railcar and shall be shipped out by truck. CARGILL shall be responsible for Product from the time it arrives at the Facility until such time as Product is loaded for shipment from the Facility. The parties will follow the procedures described in Schedule A attached hereto and incorporated herein by reference in the storage and handling of Product.

4. CHARGES: CARGILL shall charge MOSAIC for contracted services according to Schedule B attached hereto and incorporated herein by reference. Charges for the storage and handling of Product shall be paid monthly by MOSAIC upon receipt by MOSAIC of a proper invoice from CARGILL, based on the original outbound bills of lading for the preceding month. All undisputed invoices are due and payable within thirty (30) days following the invoice date. CARGILL shall not assert against MOSAIC any right of retention on MOSAIC’s Product stored under this Agreement, except for a right of retention on Product limited in amount to those accrued undisputed and unpaid charges owing under this Agreement and invoiced by CARGILL to MOSAIC as herein above provided.

5. ACCESS TO FACILITY: MOSAIC and its representatives shall have full access to the Facility, at reasonable intervals during normal working hours, but must sign in and out with the office located at the Facility. MOSAIC shall also be provided with reasonable access to CARGILL’S books and records concerning this Agreement so that MOSAIC can verify CARGILL’S compliance with this Agreement.

6. TITLE: With the exception of Product purchased by CARGILL for their own use which has been invoiced by MOSAIC, MOSAIC shall retain title to all MOSAIC Product received by CARGILL while the Product is in storage at the Facility. No Product shall be released from MOSAIC’s segregated storage at the Facility until the following shipment sequence is completed:

A. MOSAIC will give written notification of its customer name, Product quantity, release numbers and shipment period to the CARGILL and to the customer.

B. MOSAIC’s customer will present the release number in writing to the CARGILL and will be entitled to receive the Product in the amount set out in MOSAIC’s notice.

C. If MOSAIC’s customer wishes to maintain Product in storage at the Facility after the shipment sequence above has been completed, such arrangements shall be solely between such customer and the CARGILL, provided that any Product owned by such customer must be physically segregated from MOSAIC Product in a way that MOSAIC Product can be clearly identified.

CARGILL shall not remove Product from MOSAIC’s segregated storage space in the Facility without first completing the foregoing shipment sequence.

7. SHRINKAGE: CARGILL shall ship out of the Facility pursuant to Sections 3 and 5 hereof, not less than 99.50% of the quantity of each Product received by rail cars. It is understood that the above 0.50% shrinkage allowances are based upon expected actual shrinkage. CARGILL shall not be entitled to retain MOSAIC’s Product up to the allowable shrinkage. Rather, shrinkage shall be determined by comparison of origin inbound rail bill of lading weight and outbound certified truck scale weights. CARGILL shall be responsible for any Product loss or damage in excess of the allowable shrinkage. Payment for shrinkage in excess of that allowed as indicated above shall be at MOSAIC’s current price at mine or production point, plus transportation from such mine or production point to CARGILL’s Facility, plus CARGILL’s inbound handling charge.

Calculation of and settlement for shrinkage shall be completed at the end of each contract year if Product inventory is sufficiently low to permit shrinkage calculation. There shall be no carry-over from year to year of unused shrinkage allowance. MOSAIC shall not be obligated to pay CARGILL for any unused shrinkage credit allowance.

If MOSAIC requests an inventory calculation at any time when storage is not empty, the cost of the same shall be for MOSAIC’s account. If MOSAIC requests that the Product in any railcars not be emptied into storage until an inventory calculation is completed, any resulting railcar demurrage costs shall be for MOSAIC’s account.

8. LOADING INSTRUCTIONS: On written instructions from MOSAIC, CARGILL shall load each truck to maximum legal capacity, to gain the minimum tariff rate provided for such truck. Any costs or penalties associated with overloaded trucks shall be for the account of CARGILL.

9. INSURANCE: MOSAIC agrees to insure its Product stored by CARGILL against all risks covered by MOSAIC’s All Risk Property Insurance. MOSAIC’s applicable insurance policies shall contain a waiver of subrogation rights clause as against CARGILL, such that CARGILL will not be pursed by the applicable insurance company for any loss that is covered by MOSAIC’s insurance, regardless if CARGILL is at fault for the loss. CARGILL can also insure the Product. CARGILL shall, at its own expense and during the initial term and any renewal term of this Agreement, obtain and maintain the following insurance:

A. Workers’ Compensation Insurance as prescribed by law in the province of Saskatchewan, and Employer’s Liability Insurance with a limit per accident of not less than $500,000.

B. Commercial General Liability Insurance covering public liability and property damage (including goods within the care, custody and control of CARGILL), with respect to the Facility, including a contractual liability provision to cover the liability assumed by CARGILL under this Agreement and automobile liability, all with a combined single limit for bodily injury and property damage liability of not less than $2,000,000 with respect to any one occurrence and Employer’s Liability coverage with limits of $500,000 per accident. Limits under A. and B. above may be reduced if an umbrella or excess liability policy is purchased and limits carried total not less than $2,000,000 per occurrence.

CARGILL shall deliver to MOSAIC Certificates of Insurance evidencing the issuance of the requested policies and the fact that they are in force, and stating that such policies will not be cancelled or materially changed without thirty (30) days prior written notice to MOSAIC. Such insurance policies shall be obtained from insurance companies satisfactory to MOSAIC.

10. SUBCONTRACTOR INSURANCE: If any of CARGILL’s obligations under this Agreement are, with MOSAIC’s prior written consent, subcontracted, CARGILL shall require each subcontractor to maintain insurance as described in Section 9 and shall provide MOSAIC with evidence of such insurance.

11. INDEMNIFICATION: CARGILL agrees to indemnify, defend and hold harmless MOSAIC, its affiliates, and their respective agents, officers, mandataries, directors, and employees, from and against any and all liabilities, losses, expenses, damages, demands, injury to persons (including death), damage or alleged damage to any property (including MOSAIC’s Product stored under this Agreement) which arise or are alleged to arise out of or in connection with (i) the negligence or willful actions of CARGILL; (ii) CARGILL’S breach of this Agreement; (iii) WAREHOUSMAN’S failure to comply with any applicable laws, rules and regulations, including but not limited to any alleged violation of any environmental, health or safety laws, which shall include applicable polices and guidelines, provincial or municipal; or (iv) any emissions, deposit, issuance or discharge of contaminants into the environment resulting from or occurring in connection with CARGILL’s possession or handling of any Product or other performance by CARGILL under this Agreement.

12. INDEPENDENT CONTRACTOR: In the performance of this Agreement, CARGILL will not be under MOSAIC’s control as to the persons engaged by CARGILL, or to the means and methods employed by CARGILL in accomplishing such performance. Payments to all employees, agents, or other representatives engaged by CARGILL are for CARGILL’S own account, and at CARGILL’s own expense, and the terms and tenure and hours of their employment and their wages or salaries shall be under CARGILL’s exclusive control and direction at all times.

It is further understood and agreed that CARGILL is, and for all purposes shall be considered, an independent contractor and fully and exclusively liable: (a) for the payment of any and all taxes now or hereafter imposed by any governmental authority which are measured by wages, salaries, or commissions paid to persons in its employment; (b) for any accident to persons or property that may occur at the Facility or on other premises of CARGILL; and (c) to procure and maintain such workers’ compensation insurance covering its employees as may be required by law.

13. COMPLIANCE WITH LAWS: CARGILL will comply with all applicable laws, statutes, regulations, by-laws, rules, ordinances, orders, policies and guidelines (including but not limited to those pertaining to the environment, health and safety). In that regard, should any fines, penalties or like impositions (herein collectively called “Impositions”) be imposed by reason of CARGILL failing to fulfill its obligations under this Section 13, CARGILL shall have sole and complete responsibility for any such Impositions, unless such failure is caused by MOSAIC. CARGILL does hereby release, discharge, indemnify and agrees to hold MOSAIC harmless from and against any such Impositions, unless such Imposition is caused by the negligence of MOSAIC.

14. TAXES AND FEES: All taxes assessed against CARGILL for the operation of its warehousing business, as well as the cost of any permits and licenses for said business, shall be for the account of CARGILL. MOSAIC shall pay all ad valorem taxes which may be levied against the Product stored for MOSAIC.

15. EXCUSE OF NON-PERFORMANCE: Subject to the final paragraph of this section 15, neither MOSAIC, its affiliates, or any of their respective agents, officers, directors, mandataries and/or employees, on the one hand, nor CARGILL, its affiliates or their respective agents, officers, directors, mandataries and/or employees, on the other hand, shall be responsible to the other for any failure to perform hereunder as a result of any event of force majeure, being an event that is beyond its reasonable control including, without limitation, acts of God, fire, explosion, strike or other labor difficulty, or governmental regulation.

Should CARGILL fail to perform or become unable to perform loading or unloading or storage services for MOSAIC as a result of a force majeure event, CARGILL shall use reasonable commercial efforts to mitigate any damages to MOSAIC’s Product resulting from such force majeure event, and MOSAIC will be entitled to an abatement of any storage and guaranteed throughput charges hereunder, calculated pro rata on the respective storage or guaranteed throughput charge for the period of the failure. In the event of a work stoppage at the Facility due to strike or other labor difficulty, CARGILL will make all reasonable efforts to handle MOSAIC’S Product with CARGILL’s supervisory employees.

16. DEFAULT: Any one or more of the following events shall constitute a default by CARGILL under this Agreement (a) if CARGILL fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement, which term, provision, condition, covenant, warranty or representation is required to be performed, kept or observed by CARGILL; (b) if any representation, statement, or warranty made or furnished by or on behalf of CARGILL hereunder is not true and correct when made; (c)

if CARGILL fails to pay when due and payable or declared due and payable any of its liabilities to MOSAIC; (d) if CARGILL’s Facility is attached, seized, subjected to a writ or a taking in possession, or is levied upon, or comes within the possession of any creditor or any receiver, trustee, custodian or assignee for the benefit of creditors; (e) if the CARGILL ceases to carry on business, becomes insolvent or bankrupt; (f) if CARGILL shall make an assignment for the benefit of creditors; (g) if any proceeding is filed or commenced by or against CARGILL for its dissolution or liquidation; (h) if a notice of claim, lien, levy or assessment is filed with respect to CARGILL’s Facility by the federal or provincial government or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or if any taxes or debts owing at any time or times hereafter to any one or more of them becomes a claim or lien, whether choate or otherwise, upon CARGILL’s Facility; or (i) if a judgment or other claim becomes a lien or encumbrance upon CARGILL’s Facility; provided, however, that CARGILL shall not be deemed to be in default under subsections (a)-(c) or (g)-(i) above if CARGILL remedies the event of default within fifteen (15) days after written notice from MOSAIC of the existence of such event of default.

Upon the occurrence of an event of default under this Agreement, MOSAIC shall have the right, at its option, and in addition to any other right or remedy available to MOSAIC, to terminate this Agreement by written notice. In addition, MOSAIC shall have the right to take possession of all Product in which it retains title or other interest hereunder in any manner permitted by law.

Any one or more of the following events shall constitute a default by MOSAIC under this Agreement (a) if MOSAIC fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement, which term, provision, condition, covenant, warranty or representation is required to be performed, kept or observed by MOSAIC; (b) if any representation, statement, or warranty made or furnished by or on behalf of MOSAIC hereunder is not true and correct; (c) if MOSAIC fails to pay when due and payable or declared due and payable any of its liabilities to MOSAIC; (d) if MOSAIC ceases to carry on business, becomes insolvent or bankrupt; (e) if MOSAIC shall make an assignment for the benefit of creditors; (f) if any proceeding is filed or commenced by or against MOSAIC for its dissolution or liquidation; provided, however, that MOSAIC shall not be deemed to be in default under subsections (a)-(c) or (f) above if MOSIAC remedies the event of default within fifteen (15) days after written notice from CARGILL of the existence of such event of default.

Upon the occurrence of an event of default under this Agreement, CARGILL shall have the right, at its option, and in addition to any other right or remedy available to CARGILL, to terminate this Agreement by written notice.

17. WAIVER: The waiver by either party of any breach or other default under this Agreement by the other party shall not be deemed to be a waiver of any subsequent breach of this Agreement. Each and every right, power and remedy may be exercised from time to time and so often and in such order as may be deemed expedient by a party, and the exercise of any such right, power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter, any other right, power or remedy.

18. BINDING EFFECT: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto shall assign or subcontract any of its obligations under this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld.

19. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof and supersedes any and all correspondence or other agreement relating to the subject matter hereof.

20. AMENDMENTS: This Agreement may be amended only by written document signed by duly authorized representatives or employees of each of the parties; provided, however, that any printed terms and conditions on warehouse receipts or any other printed forms used by CARGILL in connection with its performance hereunder shall not have the effect of amending this Agreement in any respect unless specifically identified and accepted in writing as an amendment of this Agreement by a duly authorized representative of MOSAIC; provided further that the terms and conditions set forth herein shall be deemed to supersede language contained in warehouse receipts or any other printed forms used by CARGILL in connection with its performance hereunder that contradicts or is in conflict with language in this Agreement.

21. SEGREGATION: CARGILL shall segregate the Product from any other materials being stored by CARGILL and post signs as provided by MOSAIC to clearly identify Product as belonging to MOSAIC.

22. PARAGRAPH HEADINGS: Paragraph headings have been inserted in the Agreement for convenience. If they conflict with text in the construction of this Agreement, the text shall control.

23. NOTICES: Any notice, request, demand, statement or consent required or permitted to be given hereunder shall be in writing, shall be signed by or on behalf of the party giving notice, and shall be personally delivered or sent by express service facsimile, or certified or registered mail, return receipt requested, postage prepaid, to the other party to the respective addresses given below:

To MOSAIC:

Mosaic Canada ULC

Attention: Warehousing

8813 Hwy 41 South

Riverview, Florida 33569

Attention: Bill Bastian

Facsimile No.: (813) 672-7026

Telephone No.: (813) 671-6146

With a copy to:

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, MN 55441

Attention: Phosphates Counsel

Facsimile No.: (763) 577-2845

Telephone No.: (763) 577-2982

To CARGILL:

Cargill Limited

P.O. Box 5900

300-240 Graham Avenue

Winnipeg, Manitoba R3C 4C5

Attention Wes Schock

Facsimile: (204) 947-6336

Telephone: (204) 947-6322

24. GOVERNING LAWS: This Agreement shall be construed in accordance with, and any and all disputes arising under or out of this Agreement shall be governed by, the laws and decisions of the Province of Manitoba and the federal laws of Canada applicable therein.

25. COUNTERPARTS: This Agreement may be executed in counterparts, and may be executed by facsimile signatures, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed be day and year first above written.

CARGILL LIMITED

By:
Print Name:
Its:

MOSAIC CANADA ULC

By:
Print Name: Norm B. Beug
Its: Vice President – Canadian Operations

SCHEDULE A

OPERATING PROCEDURES TO BE FOLLOWED BY CARGILL IN PERFORMING THE SERVICES REQUIRED UNDER THIS CONTRACT SHALL INCLUDE BUT NOT BE LIMITED TO THE FOLLOWING:

FOR DRY PRODUCT

I. HANDLING PRODUCT:

A. CARGILL shall not receive or unload or load Product under adverse weather conditions such as rain, snow, sleet, hail, or drizzle if unloading or loading stations are located in an exposed area.

B. CARGILL shall immediately advise MOSAIC by telephone and withhold unloading pending inspection by MOSAIC, if any inbound shipments of Product show any evidence of damage or other unsatisfactory condition. Demurrage caused by delay in unloading pending inspection and instructions shall be for MOSAIC’s account.

C. CARGILL shall unload rail cars in accordance with an agreed upon rail ship schedule and CSX’s demurrage tariff. Any demurrage resulting from CARGILL not meeting these discharge rates shall be for CARGILL’s account.

For any rail shipments, MOSAIC will provide written notice to CARGILL with estimated load and arrival dates. Failure to secure written approval from CARGILL with respect to the arrival dates will result in CARGILL not being responsible for any rail car demurrage.

D. CARGILL shall load bulk trucks at the rate of 4 per hour weather-free day, including Saturdays, Sundays and holidays in the peak season (May 1-June 30). Should MOSAIC request Product to be conditioned or screened prior to loading, a mutually agreed extra cost will be charged to and paid by MOSAIC.

E. CARGILL will be responsible for demurrage if it fails to meet the above minimum volume schedules, except if such failure is due to causes reasonably beyond CARGILL’s control.

F. CARGILL shall obtain and maintain all equipment necessary to carry out the services provide by this Agreement, including but not be limited to equipment suitable for receiving and unloading bulk Product from vessels and railcars and shipping out bulk Product by railcar and truck, as applicable. Any equipment breakdown shall be remedied by CARGILL within forty-eight (48) hours of the breakdown, or CARGILL shall be responsible for providing alternative equipment to fulfill its commitments under this agreement.

II. SUPPLIES: MOSAIC shall supply and CARGILL shall receive, handle and store, without charge, various receiving, shipping and inventory forms necessary for the performance of CARGILL’s obligations hereunder.

III. QUALITY CONTROL: CARGILL will be certain at all times that the Product is kept clean and dry, and not commingled with any other materials.

IV. STANDARD OF CARE: CARGILL will perform the contracted services in a manner consistent with that level of care and skill ordinarily exercised by other warehousemen in similar circumstances. Without limiting the generality of the foregoing and without limiting any contrary provision contained in this Agreement, CARGILL shall take all steps necessary to protect Product from loss in quantity, damage, contamination and pilferage.

V. EXTENDED HOURS OF SERVICE: Normal hours of operation are 7:00 am to 5:00 p.m., Monday through Friday. During the peak season (May 1-June 30), however, extended hours of service shall be provided including Saturday, Sunday and holidays. These extended hours of service during peak season will be provided at no additional cost or expense to MOSAIC.